Exhibit 99.1

Footnote 1.

On December 15, 2009, the Reporting Persons and Issuer entered into that certain Stock Purchase Agreement (the "SPA"), pursuant to which the Reporting Persons acquired (i) on December 15, 2009, 5,000,000 shares of common stock of the Issuer ("Common Stock") at a purchase price of $0.08 per share, (ii) option (right to buy at the Reporting Persons' sole election) to purchase on December 21, 2009, 3,750,000 shares of Common Stock at a purchase price of $0.08 per share, (iii) option (right to buy at the Reporting Persons' sole election) to purchase on December 28, 2009, 3,750,000 shares of Common Stock at a purchase price of $0.08 per share and (iv) option (right to buy at the Reporting Persons' sole election) to purchase on January December 21, 2009, 3,750,000 shares of Common Stock at a purchase price of $0.08 per share (the above described securities plus the shares of Common Stock acquired pursuant to the conversion described in footnote (2), collectively, the "Securities"). In consideration of the Securities, the Reporting Persons paid to the Issuer $400,000 on December 15, 2009 and agreed to the conversion of all amounts due and payable under the terms of that certain Convertible Note dated September 10, 2009.